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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 24/Amendment No. 191 to Registration Statement Nos. 333-51950/811- 05200 on Form N-4 of our report dated March 24, 2008, relating to the financial statements of each of the Sub-Accounts of MetLife Investors Variable Annuity Account One, our report dated April 21, 2008, relating to the financial statements of MetLife Investors Insurance Company (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Company changed its method of accounting for income taxes, as required by accounting guidance adopted on January 1, 2007, and includes an explanatory paragraph referring to the fact that the Company's 2006 and 2005 financial statements have been restated), and our report dated April 14, 2008 (November 5, 2008, as to Note 20), relating to the consolidated financial statements of General American Life Insurance Company (the "Guarantor") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Guarantor changed its method of accounting for deferred acquisition costs, and for income taxes, as required by accounting guidance adopted on January 1, 2007, and changed its method of accounting for defined benefit pension and other postretirement plans, as required by accounting guidance adopted on December 31, 2006), all appearing in the Statement of Additional Information in Post-Effective Amendment No. 23/Amendment No. 186 to Registration Statement Nos. 333-51950/811-05200 of MetLife Investors Variable Annuity Account One, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional information.

/s/ Deloitte & Touche LLP

Tampa, Florida
December 5, 2008